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Bill Schnell
Cirrus Logic Inc.
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Cirrus Logic Names Tim Turk as Vice President of Worldwide Sales

AUSTIN, Texas – Aug. 29, 2007 – Cirrus Logic Inc. (Nasdaq: CRUS), a leader in high-precision analog and digital signal processing components, today announced that it has named Tim Turk as its vice president of Worldwide Sales.

Turk, 50, will be responsible for managing Cirrus Logic’s global team of direct sales, representatives and distribution partners, cultivating continued strong customer relationships and driving revenue growth. Turk has broad experience in sales and marketing leadership positions and a proven track record in developing multiple strategic accounts in markets such as automotive, industrial, computing, networking and aerospace. Turk served 20 years in sales and operations with Cypress Semiconductor, including as vice president of Strategic Accounts from 1997-2004 and later as vice president of Worldwide Sales and Sales Operations from 2004-2006. He also served eight years in sales and marketing at Harris Corporation in Melbourne, Fla. Turk most recently served as vice president of Sales for Avnera Corporation, where he was instrumental in quickly achieving numerous customer design wins and significant revenue growth for the Portland, Ore.-based startup company.

“Tim has a great reputation as a tough, hard driving sales executive for proprietary components like ours,” said Jason Rhode, president and chief executive officer, Cirrus Logic. “We’re excited to have him on board, and I am confident that he will unify our outstanding individual sales people into a strong, aggressive force that drives results.”

Cirrus Logic Inc.
Cirrus Logic develops high-precision, analog and mixed-signal integrated circuits for a broad range of consumer and industrial markets. Building on its diverse analog mixed-signal patent portfolio, Cirrus Logic delivers highly optimized products for consumer and commercial audio, automotive entertainment, industrial and aerospace applications. The company operates from headquarters in Austin, Texas, with offices in Tucson, Ariz., Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.

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